Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Global Communications Director
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2014 Second Quarter Results
Net sales increased 9.4 percent, or 8.9 percent organically, to record $219.1 million;
Diluted EPS up 9.2 percent to $0.83;
Company raises 2014 full year sales range

MINNEAPOLIS, July 24, 2014-Tennant Company (NYSE:TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $15.5 million, or $0.83 per diluted share, on record net sales of $219.1 million for the second quarter ended June 30, 2014. In the 2013 second quarter, Tennant reported net earnings of $14.3 million, or $0.76 per diluted share, on net sales of $200.2 million.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “The company executed very well on our growth strategies in the second quarter. We are pleased to report the highest quarterly revenue in our history. Sales rose in all of our product categories, with strong contributions from sales through our direct selling channel and new product launches.”
Added Killingstad: “Our stated goal is to reach $1 billion in revenues by 2017. All of our key drivers to reach this goal performed well in the first six months of 2014, and we expect continued sales gains and improved profitability as the year progresses. As a result, we are increasing our 2014 full year sales range and raising the low end of our earnings guidance range.”

Second Quarter Operating Review
The company's 2014 second quarter consolidated net sales of $219.1 million rose 9.4 percent compared to the prior year quarter. Favorable foreign currency exchange benefited consolidated net sales by approximately 0.5 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 8.9 percent.
Contributing to 2014 second quarter results were strong sales through the direct selling channel, demand for new products such as the T12 rider scrubber, and gains in commercial, industrial and outdoor equipment. Record sales of scrubbers equipped with ec-H2O™ technology grew 7.6 percent versus the prior year quarter and surpassed $40 million in quarterly sales for the first time.

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Page 2 – Tennant Company Reports 2014 Second Quarter Results

Geographically, sales increased 10.1 percent in Tennant’s largest region, the Americas, or 11.1 percent organically, excluding an unfavorable foreign currency exchange impact of about 1.0 percent. North America achieved record quarterly revenue. Sales in Europe, Middle East and Africa (EMEA) were up 3.6 percent, but down 1.9 percent organically, excluding a favorable foreign currency exchange impact of about 5.5 percent. Tennant expects EMEA to return to organic sales growth in the 2014 second half. Sales in the Asia Pacific (APAC) region increased 15.9 percent, rising approximately 18.9 percent organically, excluding an unfavorable foreign currency exchange impact of about 3.0 percent. The APAC organic sales gain was broad based and included continued strong sales performance in China, which had approximately 25 percent growth in the 2014 second quarter compared to the prior year quarter.
Tennant's target range for gross margin is 43 percent to 44 percent. In the 2014 second quarter, gross margin was 43.5 percent compared to 43.8 percent in the prior year quarter. Gross margin increased sequentially from 41.8 percent in the 2014 first quarter to 43.5 percent in the 2014 second quarter; this was due primarily to a higher mix of sales through the direct selling channel which tend to have higher gross margins and also benefits from recently enacted selling price increases. While fluctuations can occur due to shifts in both product mix and selling channel mix, and changes in cost and selling prices, the company anticipates that gross margin for the 2014 full year will be within its target range.
Research and development (R&D) expense for the 2014 second quarter totaled $7.7 million, or 3.5 percent of sales, compared to $7.8 million, or 3.9 percent of sales, in the prior year quarter. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of sustainable cleaning technologies.
Selling and administrative (S&A) expense in the 2014 second quarter totaled $64.5 million, or 29.4 percent of sales. S&A in the 2013 second quarter was $58.3 million, or 29.1 percent of sales. The higher dollar level reflects the direct sales, distribution, and marketing investments Tennant is making to build organic sales.
Tennant's 2014 second quarter operating profit was $23.1 million, or 10.6 percent of sales, versus an operating profit of $21.6 million, or 10.8 percent of sales, in the year ago quarter.

New Product and Technology Pipeline
Tennant Company continues to have the most robust new product pipeline in its history. The company plans to launch more than 63 new products and technologies between 2014 and 2016, on top of 37 new products that were introduced from 2012 to 2013.
Tennant launched nine products in the 2014 first half and plans to announce seven additional new products in the second half of the year. The 2014 second quarter new product highlights included:

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Page 3 – Tennant Company Reports 2014 Second Quarter Results

•
The T17 mid-size battery-powered rider scrubber, the second product in Tennant’s redesigned modular equipment portfolio. The T17 has the largest available battery capacity in its class, making it highly productive; and

•	Walk-behind battery-operated burnishers that are emissions-free and deliver high performance, propane-like, gloss results.
Further, the Orbio Technologies Group from Tennant Company introduced the Orbio® os3, which delivers on-site generation of an anti-microbial solution, as well as an effective multi-surface cleaner, for use in a wide variety of customer segments.
“The os3 offers customers a flexible, easy-to-use and sustainable approach to cleaning and disinfecting their facilities. We are encouraged by the positive response to the os3 across a broad range of customers and industries, as well as the market’s reception to our other new core equipment models and sustainable technologies,” said Killingstad.
Tennant remains committed to being an industry innovation leader and aims to set the standard for sustainable cleaning around the world.

2014 First Half Results
For the six months ended June 30, 2014, Tennant’s net earnings totaled $21.3 million, or $1.14 per diluted share, on net sales of $403.1 million. In the prior year first six months, Tennant reported net earnings of $19.3 million, or $1.03 per diluted share, on net sales of $368.3 million. Excluding special items in the 2013 first quarter, adjusted net earnings for the first six months of 2013 totaled $19.8 million, or $1.05 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
Year-to-date 2014 gross margin was 42.7 percent versus 43.5 percent in the prior year period. The decline was primarily due to changes in selling channel mix and product mix in the 2014 first quarter. R&D expense in the 2014 first half was $15.1 million, or 3.8 percent of sales, compared to $15.3 million, or 4.2 percent of sales, in the prior year period. S&A expense in the 2014 first half was $124.7 million, or 30.9 percent of sales, versus $116.4 million, or 31.6 percent of sales, and $115.0 million, or 31.2 percent of sales as adjusted, in the first six months of 2013.
Operating profit in the 2014 first half was $32.4 million, or 8.0 percent of sales, compared to $28.5 million, or 7.7 percent of sales, and $29.9 million, or 8.1 percent of sales as adjusted, in the first six months of 2013.
Tennant generated $10.5 million in cash from operations in the 2014 first half. Cash on the balance sheet at June 30, 2014, totaled $62.6 million, up from $48.6 million a year ago. The company's total debt was $28.2 million, down from $32.2 million, at the end of the 2013 first half. For the June 2014 dividend, Tennant raised the payment 11 percent from $0.18 to $0.20 per share, marking the company’s 43rd year of increasing the annual cash dividend payout. During the 2014 first half, Tennant paid a total of $7.2 million in cash dividends to shareholders and repurchased 217,534 shares at a cost of $13.6 million.

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Tennant Company Targets $1 Billion in Revenues By 2017
Earlier this year, Tennant announced its growth strategy to reach sales of $1 billion by 2017. The plan reflects the fact that over the past five years, Tennant has been building a scalable business model capable of delivering improved operational efficiency and profitability. To take full advantage of that effort, the company has shifted its focus to organic revenue growth to increase market share and enhance the organization’s ability to reach a 12 percent or above operating profit margin.
Stated Killingstad: “Initial results from our new growth strategy are very encouraging. We already have generated robust organic sales gains in both the 2014 first and second quarters.”
Tennant plans to meet its objectives through a strong new product pipeline in both the core business and in the Orbio Technologies Group, continued gains in emerging markets, growth in Europe, focus on strategic accounts and an enhanced go-to-market strategy, designed to significantly expand its global market coverage and customer base.

Business Outlook
Based on its 2014 first half results and expectations of future performance, Tennant Company is increasing its estimate for 2014 full year net sales to the range of $800 million to $815 million, up 6 percent to 8 percent, compared to 2013. The company is raising the low end of the prior earnings range to $2.60 per diluted share, while maintaining the top end of the range at $2.80 per diluted share, an increase of 15 percent to 24 percent, compared to 2013, as adjusted. Previously, Tennant anticipated 2014 net sales in the range of $780 million to $800 million and earnings in the range of $2.50 to $2.80 per diluted share. The company continues to anticipate that its 2014 earnings will be stronger in the second half of the year, as its growth investments gain further traction and generate incremental revenues and profits. For the 2013 full year, adjusted diluted earnings per share totaled $2.26 on net sales of $752 million. (See the Supplemental Non-GAAP Financial Table.)
The company's 2014 annual financial outlook includes the following expectations:

•	Modest economic improvement in North America and Europe, and steady growth in emerging markets;

•	Foreign currency impact on sales for the full year in the range of neutral to an unfavorable 1 percent;

•	Gross margin performance in the range of 43 percent to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies; and

•	Capital expenditures in the range of $20 million to $22 million.
“The first half of 2014 is off to a terrific start and we anticipate continued growth in the second half of the year, as we reach more customers with our enhanced marketing strategies and new products,” said Killingstad. “We also remain committed to operational excellence and strong cost controls, in order to continue to deliver improved profitability.”

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Page 5 – Tennant Company Reports 2014 Second Quarter Results

Conference Call
Tennant will host a conference call to discuss the 2014 second quarter results today, July 24, 2014, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Company, Investors. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

About Tennant Company
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; our ability to comply with laws and regulations; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; the occurrence of a significant business interruption; the occurrence of disruptions to our supply and delivery chains; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 6 – Tennant Company Reports 2014 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net Sales	$219,084	$200,238	$403,063	$368,330
Cost of Sales	123,821	112,497	230,883	208,066
Gross Profit	95,263	87,741	172,180	160,264
Gross Margin	43.5%	43.8%	42.7%	43.5%
Operating Expense:
Research and Development Expense	7,651	7,821	15,132	15,339
Selling and Administrative Expense	64,471	58,298	124,670	116,420
Total Operating Expense	72,122	66,119	139,802	131,759
Profit from Operations	23,141	21,622	32,378	28,505
Operating Margin	10.6%	10.8%	8.0%	7.7%
Other Income (Expense):
Interest Income	95	114	170	228
Interest Expense	(419)	(411)	(905)	(878)
Net Foreign Currency Transaction Gains (Losses)	328	(419)	120	(743)
Other Expense, Net	(89)	(87)	(120)	(81)
Total Other Expense, Net	(85)	(803)	(735)	(1,474)

Profit Before Income Taxes	23,056	20,819	31,643	27,031
Income Tax Expense	7,533	6,565	10,325	7,718
Net Earnings	$15,523	$14,254	$21,318	$19,313

Net Earnings per Share:
Basic	$0.85	$0.78	$1.17	$1.06
Diluted	$0.83	$0.76	$1.14	$1.03

Weighted Average Shares Outstanding:
Basic	18,167,054	18,253,326	18,242,240	18,298,379
Diluted	18,675,607	18,787,880	18,776,369	18,835,542

Cash Dividends Declared per Common Share	$0.20	$0.18	$0.38	$0.36

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30			June 30
	2014	2013	%	2014	2013	%
Americas	$153,698	$139,593	10.1	$276,087	$252,840	9.2
Europe, Middle East and Africa	41,273	39,838	3.6	84,336	79,029	6.7
Asia Pacific	24,113	20,807	15.9	42,640	36,461	16.9
Total	$219,084	$200,238	9.4	$403,063	$368,330	9.4
(1) Net of intercompany sales.

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Page 7 – Tennant Company Reports 2014 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30,	December 31,	June 30,
	2014	2013	2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$62,603	$80,984	$48,576
Restricted Cash	427	393	394
Net Receivables	158,338	140,182	146,789
Inventories	79,034	66,906	62,699
Prepaid Expenses	9,150	11,426	10,875
Deferred Income Taxes, Current Portion	9,390	13,723	9,619
Other Current Assets	1,716	1,682	2,431
Total Current Assets	320,658	315,296	281,383
Property, Plant and Equipment	310,703	300,906	299,284
Accumulated Depreciation	(226,233)	(217,430)	(215,038)
Property, Plant and Equipment, Net	84,470	83,476	84,246
Deferred Income Taxes, Long-Term Portion	6,507	2,423	10,428
Goodwill	19,295	18,929	19,263
Intangible Assets, Net	18,136	19,028	19,245
Other Assets	16,962	17,154	8,389
Total Assets	$466,028	$456,306	$422,954

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$3,640	$3,803	$4,013
Accounts Payable	60,122	53,079	52,763
Employee Compensation and Benefits	27,101	29,756	24,496
Income Taxes Payable	968	812	963
Other Current Liabilities	43,456	44,076	39,156
Total Current Liabilities	135,287	131,526	121,391
Long-Term Liabilities:
Long-Term Debt	24,572	28,000	28,169
Employee-Related Benefits	24,958	25,173	25,168
Deferred Income Taxes, Long-Term Portion	6,542	2,870	3,070
Other Liabilities	5,281	4,891	4,643
Total Long-Term Liabilities	61,353	60,934	61,050
Total Liabilities	196,640	192,460	182,441
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,894	6,934	6,899
Additional Paid-In Capital	21,470	31,956	25,892
Retained Earnings	264,073	249,927	241,065
Accumulated Other Comprehensive Loss	(23,049)	(24,971)	(33,343)
Total Shareholders’ Equity	269,388	263,846	240,513
Total Liabilities and Shareholders’ Equity	$466,028	$456,306	$422,954

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Page 8 – Tennant Company Reports 2014 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended
	June 30
	2014	2013
OPERATING ACTIVITIES
Net Earnings	$21,318	$19,313
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	8,818	8,858
Amortization	1,223	1,281
Deferred Income Taxes	3,964	1,898
Share-Based Compensation Expense	3,756	3,439
Allowance for Doubtful Accounts and Returns	776	703
Other, Net	13	1
Changes in Operating Assets and Liabilities:
Receivables	(18,649)	(11,514)
Inventories	(13,208)	(7,536)
Accounts Payable	7,540	6,145
Employee Compensation and Benefits	(5,471)	(8,875)
Other Current Liabilities	(2,238)	1,825
Income Taxes	2,819	1,752
Other Assets and Liabilities	(153)	(2,066)
Net Cash Provided by Operating Activities	10,508	15,224

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(7,411)	(7,192)
Proceeds from Disposals of Property, Plant and Equipment	118	60
Acquisition of Business, Net of Cash Acquired	—	(750)
Proceeds from Sale of Business	—	699
Increase in Restricted Cash	(12)	(228)
Net Cash Used for Investing Activities	(7,305)	(7,411)

FINANCING ACTIVITIES
Payments of Short-Term Debt	(1,500)	—
Short-Term Debt Borrowings	—	1,500
Payments of Long-Term Debt	(2,013)	(733)
Purchases of Common Stock	(13,609)	(12,141)
Proceeds from Issuances of Common Stock	705	3,812
Tax Benefit on Stock Plans	1,329	1,506
Dividends Paid	(7,172)	(6,611)
Net Cash Used for Financing Activities	(22,260)	(12,667)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	676	(510)

Net Decrease in Cash and Cash Equivalents	(18,381)	(5,364)

Cash and Cash Equivalents at Beginning of Period	80,984	53,940

Cash and Cash Equivalents at End of Period	$62,603	$48,576

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Page 9 – Tennant Company Reports 2014 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Net Sales	$219,084	$200,238	$403,063	$368,330

Cost of Sales	123,821	112,497	230,883	208,066
Gross Profit - as reported	95,263	87,741	172,180	160,264
Gross Margin	43.5%	43.8%	42.7%	43.5%

Operating Expense:
Research and Development Expense	7,651	7,821	15,132	15,339
Selling and Administrative Expense	64,471	58,298	124,670	116,420
Total Operating Expense	72,122	66,119	139,802	131,759

Profit from Operations - as reported	$23,141	$21,622	$32,378	$28,505
Operating Margin - as reported	10.6%	10.8%	8.0%	7.7%
Adjustments:
Restructuring Charge	—	—	—	1,440
Profit from Operations - as adjusted	$23,141	$21,622	$32,378	$29,945
Operating Margin - as adjusted	10.6%	10.8%	8.0%	8.1%

Other Income (Expense):
Interest Income	95	114	170	228
Interest Expense	(419)	(411)	(905)	(878)
Net Foreign Currency Transaction Gains (Losses)	328	(419)	120	(743)
Other Expense, Net	(89)	(87)	(120)	(81)
Total Other Expense, Net	(85)	(803)	(735)	(1,474)

Profit Before Income Taxes - as reported	$23,056	$20,819	$31,643	$27,031
Adjustments:
Restructuring Charge	—	—	—	1,440
Profit Before Income Taxes - as adjusted	$23,056	$20,819	$31,643	$28,471

Income Tax Expense - as reported	$7,533	$6,565	$10,325	$7,718
Adjustments:
Restructuring Charge	—	—	—	417
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	—	582
Income Tax Expense - as adjusted	$7,533	$6,565	$10,325	$8,717

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Page 10 – Tennant Company Reports 2014 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Net Earnings - as reported	$15,523	$14,254	$21,318	$19,313
Adjustments:
Restructuring Charge	—	—	—	1,023
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	—	(582)
Net Earnings - as adjusted	$15,523	$14,254	$21,318	$19,754

Net Earnings per Share - as reported:
Basic	$0.85	$0.78	$1.17	$1.06
Diluted	$0.83	$0.76	$1.14	$1.03
Adjustments:
Restructuring Charge	—	—	—	0.05
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	—	(0.03)

Diluted Net Earnings per Share - as adjusted	$0.83	$0.76	$1.14	$1.05

Full
Year
2013

Diluted Earnings per Share - as reported	$2.14
Adjustments:
Restructuring Charges	0.15
Discrete Tax Item Related to 2012 R&D Tax Credit	(0.03)

Diluted Earnings per Share - as adjusted	$2.26
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